Terms of Service

Last updated: June 23rd, 2021

PLEASE READ THESE TERMS OF SERVICE CAREFULLY. BY CLICKING THE "CREATE ACCOUNT" BUTTON OR BY ACCESSING OR USING THE SERVICES, YOU AGREE TO BE LEGALLY BOUND BY THESE TERMS OF SERVICE AND ALL TERMS INCORPORATED BY REFERENCE.

Summary of Terms of Service

This summary of our Terms of Service offers you an overview of the key terms that apply to your use of our website, trading and other services. While we hope this summary section is helpful, you should read the **complete Terms of Service** below since they provide important information about how our services work. Please note that we refer to our online service where you can execute trades and access our services as "**Kraken**".

Kraken provides you with a platform that matches your trades with open orders from other users of our services at your direction. Users are not able to predetermine a trade with a particular user or with a particular account. Additionally, an order may be partially filled or may be filled by multiple matching orders.

Our Services

Kraken provides you with a simple and convenient way to trade legal tender (such as U.S. dollars and Euros) for digital assets (such as bitcoins and ripples) and vice versa, and to trade one type of digital asset for another type of digital asset. You may also use our Services to purchase and sell digital assets directly from and to us. Additionally, the range of services available to you will depend in part upon the country or U.S. state of which you are a resident and from which you access Kraken.

Eligibility and Acceptable Use

You must meet certain **eligibility** criteria to use Kraken. For instance, you must be an adult and there are certain locations from which you may not be able to use some or all of Kraken. Additionally, there are certain things you cannot do when using Kraken, such as engage in illegal activities, lie, or do anything that would cause damage to our services or systems. Please see the **acceptable use section** for more details.

Trading Risks

Engaging in any trade can be financially risky, and there can be higher financial risks if you engage in any **margin transactions**, use any other sophisticated **trading options**, or trade in digital assets that are subject to volatile market price movements. Please don't use Kraken if you do not understand these **risks** and **enter into trades only when you understand the trading option you are using, the characteristics of the digital asset you intend to trade, and the potential financial risk of loss** trading them entails.

Other Important Legal Terms

There are important legal terms provided below in the complete Terms of Service, including your **indemnification responsibilities**, our **limitation of liability** and **warranty disclaimers**, and your agreement to **arbitrate** most disputes. Please take the time to read these terms carefully. You can always contact us through support if you have any questions at **https://support.kraken.com**.

1. Complete Terms of Service

These Terms of Service and any terms expressly incorporated herein ("**Terms**") apply to your access to and use of the websites and mobile applications provided by Payward, Inc. and its wholly owned subsidiaries (collectively, "**Payward**", "**Kraken**", "**we**", or "**us**"), and the trading, direct sale, staking and other services provided by Payward as described in these Terms. (collectively, our "**Services**").

Our products and services are provided through local operating entities that are subsidiaries of Payward, Inc. Except as provided in Appendix B for the Parachain Slot Auction Services and Appendix D for the Off-chain Staking Program (as defined therein), your sole and exclusive counterparty to these Terms is as follows:

1.1. If you reside in Australia - Bit Trade Pty Limited, Unit 610, 478 George Street, Sydney, NSW 2000, Australia.

1.2. If you reside in Canada - Payward Canada Inc., 1100-1959 Upper Water Street, Halifax, NS B3J 3N2, Canada.

1.3. If you reside in a country within Europe - Payward Ltd., 6th Floor, One London Wall, London, EC2Y 5EB, United Kingdom.

1.4. If you reside in the United States - Payward Ventures, Inc., 237 Kearny Street #102, San Francisco, CA 94108, USA.

1.5. If you reside in any other country not set forth in 1.1-1.4 above (other than Japan, in which case, you have been provided with a separate terms of service that is applicable to you)- Payward Trading Ltd., c/o SHRM Trustees (BVI) Limited, Trinity Chambers, Ora et Labora Building, Road Town, Tortola, VG1110, British Virgin Islands.

Key Definitions

Capitalized terms not otherwise defined in these Terms will have the following meaning:

"External Account" means any Financial Account or Digital Asset Account: (i) from which you may load Funds into your Kraken Account, and (ii) to which you may transfer Funds from your Kraken Account.

"Financial Account" means any financial account of which you are the beneficial owner that is maintained by a third party outside of the Services, including, but not limited to third-party payment service accounts or accounts maintained by third party financial institutions.

"Funds" means Digital Asset and/or Legal Tender.

"Legal Tender" means any national currency, such as U.S. dollars, that may be used in connection with a purchase or sale of Digital Assets via the Services, and does not include any Digital Asset.

"Kraken Account" means a user account accessible via the Services where Funds may be stored by Payward on behalf of a user.

"Digital Asset" means bitcoins, ripples and other digital assets that may be purchased, sold or traded via the Services.

"Digital Asset Account" means any Digital Asset address or account owned, controlled or operated by you that is maintained outside of the Services, and is not owned, controlled or operated by Payward.

2. Eligibility

Payward may not make the Services available in all markets and jurisdictions, and may restrict or prohibit use of the Services from certain U.S. states or foreign jurisdictions ("Restricted Locations"). If you are registering to use the Services on behalf of a legal entity, you represent and warrant that (i) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization; and (ii) you are duly authorized by such legal entity to act on its behalf.

You further represent and warrant that you: (a) are of legal age to form a binding contract (at least 18 years old in the U.S.); (b) have not previously been suspended or removed from using our Services; (c) have full power and authority to enter into this agreement and in doing so will not violate any other agreement to which you are a party; (d) are not located in, under the control of, or a national or resident of (i) any Restricted Locations, or (ii) any country to which the United States has embargoed goods or services; (e) are not identified as a "Specially Designated National;" (f) are not placed on the Commerce Department's Denied Persons List; and (g) will not use our Services if any applicable laws in your country prohibit you from doing so in accordance with these Terms.

Payward may condition your access or continued access to certain Services (or features of those Services), such as by imposing eligibility requirements. Payward will keep you informed of these on its website. Payward may require, on an ongoing basis, that you demonstrate to us that you continue to meet these requirements. Payward's decisions with respect to eligibility are final.

3. Kraken Account

3.1. Number of Kraken Accounts. Payward may, in its sole discretion, limit the number of Kraken Accounts that you may hold, maintain or acquire.

3.2. Kraken Account information and security. In order to engage in any trades via the Services, you must create a Kraken Account and provide any requested information. When you create a Kraken Account, you agree to: (a) create a strong password that you do not use for any other website or online service; (b) provide accurate and truthful information; (c) maintain and promptly update your Kraken Account information; (d) maintain the security of your Kraken Account by protecting your password and restricting access to your Kraken Account; (e) promptly notify us if you discover or otherwise suspect any security breaches related to your Kraken Account; and (f) take responsibility for all activities that occur under

your Kraken Account and accept all risks of any authorized or unauthorized access to your Kraken Account, to the maximum extent permitted by law.

4. Privacy Notice

Please refer to our **Privacy Notice** for information about how we collect, use and share your information.

5. General Obligations

This Section 5 applies to: (i) all trades completed via the Services, (ii) your purchase and/or sale of Digital Assets directly from Payward via the Services, and (iii) any transaction in which you load Funds into your Kraken Account from your External Account or transfer Funds from your Kraken Account into an External Account.

5.1. **Conditions and Restrictions.** We may, at any time and in our sole discretion, refuse any trade submitted via the Services, impose limits on the trade amount permitted via the Services or impose any other conditions or restrictions upon your use of the Services for funding your Kraken Account or for trading without prior notice. For example, we may limit the number of open orders that you may establish via the Services or we may restrict trades from certain locations.

5.2. **Accuracy of Information.** You must provide any information required when creating a Kraken Account or when prompted by any screen displayed within the Services. You represent and warrant that any information you provide via the Services is accurate and complete.

5.3. **Cancellations.** You may only cancel an order initiated via the Services if such cancellation occurs before Payward executes the transaction. **Once your order has been executed, you may not change, withdraw or cancel your authorization for Payward to complete such transaction.** If an order has been partially filled, you may cancel the unfilled remainder unless the order relates to a market trade. We reserve the right to refuse any cancellation request associated with a market order once you have submitted such order. **In contrast to exchange orders, all trades are irreversible once initiated.** While we may, at our sole discretion, reverse a trade under certain extraordinary conditions, a customer does not have a right to a reversal of a trade.

5.4. Insufficient Funds. If you have an insufficient amount of Funds in your Kraken Account to complete an order via the Services, we may cancel the entire order or may fulfill a partial order using the amount of Funds currently available in your Kraken Account, less any fees owed to Payward in connection with our execution of the trade (as described in Section 10).

5.5. Taxes. It is your responsibility to determine what, if any, taxes apply to the trades you complete via the Services, and it is your responsibility to report and remit the correct tax to the appropriate tax authority. You agree that Payward is not responsible for determining whether taxes apply to your trades or for collecting, reporting, withholding or remitting any taxes arising from any trades.

6. Kraken Account Funds

6.1. Funding your Kraken Account. In order to complete an order or trade via the Services (as described in Section 7), you must first load Funds to your Kraken Account using one of the approved External Accounts identified via the Services. You may be required to verify that you control the External Account that you use to load Funds to your Kraken Account. As further described in Section 10, you may be charged fees by the External Account you use to fund your Kraken Account. Payward is not responsible for any External Account fees or for the management and security of any External Account. You are solely responsible for your use of any External Account, and you agree to comply with all terms and conditions applicable to any External Account. The timing associated with a load transaction will depend in part upon the performance of third parties responsible for maintaining the applicable External Account, and Payward makes no guarantee regarding the amount of time it may take to load Funds into your Kraken Account.

About Funds Held In Your Kraken Account - Be advised that fiat funds held in your Kraken account are exclusively for the purchase of Digital Assets or withdrawal to your approved External Account. Proceeds from the sale of Digital Assets will be credited to your fiat account, less any transactional or other fees. Furthermore, be advised that Kraken does not pay interest on free fiat balances held in your account.

Digital Assets Only Accounts - If you have opened a Kraken Account designated as Digital Assets Only, you may only fund your account with digital assets. Kraken will not accept fiat to fund a Digital Assets Only Account. If fiat is transmitted to fund such an account, it will be returned to the sender, less applicable transfer fees.

6.2. Transferring Funds to an External Account. Provided that the balance of Funds in your Kraken Account is greater than any minimum balance requirements needed to satisfy any of your open positions, and subject to the restrictions set forth in Section 7.8, you may transfer any amount of Funds, up to the total amount of Funds in your Kraken Account in

excess of such minimum balance requirements, from your Kraken Account to an External Account, less any fees charged by Payward for such transactions (as described in the Fee Schedule at the time of your request to transfer Funds to an External Account).

6.3. Load/Transfer Authorization. When you request that we load Funds into your Kraken Account from your External Account or request that we transfer Funds to your External Account from your Kraken Account, you authorize Payward to execute such transaction via the Services.

6.4. Rejected Transactions. In some cases, the External Account may reject your Funds or may otherwise be unavailable to receive your Funds. You agree that you will not hold Payward liable for any damages resulting from such rejected transactions.

7. Exchange Orders and Trades

This Section applies only when you use the Services to trade Digital Assets for Legal Tender or vice versa, or to trade Digital Assets for another form of Digital Assets.

7.1. Authorization. When you submit a new order via the Services, you authorize Payward to execute a transaction in accordance with such order on a spot basis and charge you any applicable fees (as described in Section 10).

7.2. Independent relationship. You acknowledge and agree that: (a) Payward is not acting as your broker, intermediary, agent, or advisor or in any fiduciary capacity, and (b) no communication or information provided to you by Payward shall be considered or construed as advice.

7.3. Trade confirmation. Once the Services execute your trade, a confirmation will be electronically made available via the Services detailing the particulars of the trade. You acknowledge and agree that the failure of the Services to provide such confirmation shall not prejudice or invalidate the terms of such trade.

7.4. Trade options. Please refer to the Trading Guide, for information about the terminology used in connection with the trading options made available via the Services. If you do not understand the meaning of any trade option, we strongly encourage you not to utilize any of those options.

7.5. Market rates. If you select a market trade, Payward will attempt, on a commercially reasonable basis, to execute the trade on or close to the prevailing market exchange rate,

as defined via the Services. You acknowledge and agree that the exchange rate information made available via our Services may differ from prevailing exchange rates made available via other sources outside of the Services.

7.6. Market volatility. Particularly during periods of high volume, illiquidity, fast movement or volatility in the marketplace for any Digital Assets or Legal Tender, the actual market rate at which a market order or trade is executed may be different from the prevailing rate indicated via the Services at the time of your order or trade. You understand that we are not liable for any such price fluctuations. In the event of a market disruption or Force Majeure event (as defined in Section 24), Payward may do one or more of the following: (a) suspend access to the Services; or (b) prevent you from completing any actions via the Services, including closing any open positions. Following any such event, when trading resumes, you acknowledge that prevailing market rates may differ significantly from the rates available prior to such event.

7.7. Trade Settlement. Subject to the terms and conditions in these Terms, we will use commercially reasonable efforts to settle trades on a spot basis within two (2) days of the date upon which users have agreed to execute a trade via the Services.

7.8. Margin Transactions.

In accordance with and subject to this Section 7.8, as part of the Services you may receive from Payward extensions of margin in the form of Digital Assets or Legal Tender ("margin transactions") to use to make spot purchases and sales of Digital Assets on the Kraken exchange.

You acknowledge, represent, warrant and agree that, prior to receiving an extension of margin from Payward, you will have read our **Margin Disclosure Statement**, understand the risks involved with margin transactions, and have determined that purchasing and selling Digital Assets with the use of margin is appropriate for you.

Margin transactions on the Kraken exchange are made available under the following terms:

7.8.1. *Margin Account.* Payward agrees to establish for your benefit and in your name a platform for you to receive Legal Tender and Digital Assets from Payward to make spot trades through your Kraken Account (your "Margin Account"). Your Margin Account is a component of your Kraken Account.

7.8.2. *Margin Extensions and Trades.*

7.8.2.1. Subject to the Terms, Payward agrees to provide to you, and you may obtain from and return to Payward from time to time, Funds to support spot transactions (each such provision of Funds, a "Margin Extension"). No Margin Extension will occur unless you meet or exceed any minimum balance requirements imposed by Payward for your Margin Account. Moreover, notwithstanding anything to the contrary herein, Payward is under no obligation to make any Margin Extensions to you and may decline a request to initiate a Margin Extension in its sole discretion.

7.8.2.2. When you use a Margin Extension to effectuate a spot transaction, you are entering into a spot Digital Asset purchase or sale transaction with one or more third-party trader(s) on the Kraken exchange (each a "Counterparty"). For example, you might use a U.S. dollar Margin Extension from Payward to buy bitcoin from a Counterparty. In executing such spot transactions, Payward facilitates the transfer of ownership of the applicable Funds from the Counterparty to you (such Funds -- e.g., the bitcoin in the preceding example -- "Received Assets") by registering you as the owner of the Received Assets on Payward's internal book-entry system.

7.8.2.3. If you are not (or are no longer) eligible to receive Margin Extensions, each of your then-existing Margin Extensions will become due and must be terminated: (i) on or before the 28th day after such Margin Extension was made; or (ii) immediately upon loss of eligibility if such Margin Extension was made earlier than 28 days prior to the date on which you were no longer eligible. If you do not terminate your Margin Extensions in full within the required time period, then Payward may treat their Margin Obligation Period as expired, and the terms of Section 7.8.6 will apply.

7.8.3. *Received Assets.* All Received Assets are custodial assets held by Payward for your benefit, as described in further detail below:

7.8.3.1. Ownership. Title to Received Assets shall at all times remain with you and shall not transfer to Payward, except as provided herein. As the owner of the Received Assets in your Kraken Account, you bear all risk of loss of such Received Assets. None of the Received Assets in your Kraken Account are the property of Payward. Payward does not represent or treat Received Assets in your Kraken Account as belonging to Payward. Except as required by a facially valid court order, or except as provided herein, Payward will not sell, transfer, loan, hypothecate or otherwise alienate Received Assets in your Kraken Account unless instructed by you or as otherwise authorized by these Terms. For the avoidance of doubt, and notwithstanding the foregoing or Section 7.8.2.2, Payward makes no warranty that Digital Assets in your Kraken Account (including Received Assets) are held by you free and clear of any security interest or other lien or encumbrance.

7.8.3.2. Control. You control the Received Assets held in your Kraken Account. At any time, subject to outages, downtime, and other applicable policies and the restrictions described in Section 7.8.4, you may withdraw your Received Assets by transferring them to an External Account.

7.8.4. *Terminating Margin Extensions.* To terminate a Margin Extension, you must transfer sufficient Funds from your Kraken Account to Payward through the Services. The Funds you use to terminate a Margin Extension must be the same asset type as the denomination of the Margin Extension (for example, you must terminate a bitcoin-denominated Margin Extension by transferring bitcoin from your Kraken Account to Payward through the Services). You may terminate a Margin Extension by either: (i) directing immediately available Funds in your Kraken Account to Payward; or (ii) selling requisite Collateral Assets (as defined below) or other assets in your Kraken Account on the Kraken exchange and applying the proceeds to the termination of the corresponding Margin Extension. Prior to satisfying the corresponding Margin Extension pursuant to the preceding sentence, Received Assets and requisite Collateral Assets may not be otherwise transferred to an External Account or traded on the Kraken exchange.

7.8.5. *Restrictions on your Kraken Account subject to satisfaction of your Margin Extension obligations.*

7.8.5.1. You agree to maintain in your Kraken Account, at all times during the term of a Margin Extension, a specified minimum amount of Funds approved by Payward to qualify as collateral ("Collateral Assets"). This minimum amount of Collateral Assets (the "Maintenance Margin Requirement"). This minimum amount of Collateral Assets (the "Maintenance Margin Requirement") will be defined through the Services and you will be notified of any changes to the Maintenance Margin Requirement prior to those changes taking effect. Such notice shall indicate the effective date for those changes.

7.8.5.2. A list of assets approved by Payward to be eligible as Collateral Assets will be defined through the Services and certain Digital Assets may only be valued as collateral on a discounted basis. You will be notified of any changes to the list of eligible Collateral Assets or discounts applied to the valuation thereof prior to those changes taking effect. Such notice shall indicate the effective date for those changes.

7.8.5.3. For purposes of calculating your compliance with the Maintenance Margin Requirement, Payward will calculate (subject to any discounts) the market value of Collateral Assets on a continuous basis based on the prevailing value of each Digital Asset on one or more Digital Asset exchanges, including those operated by Payward. Payward has discretion to select Digital Asset exchanges for purposes of calculating this market

value that Payward, in its reasonable judgment, believes offer a reasonable valuation of a Digital Asset.

7.8.5.4. You hereby authorize and instruct Payward, in the event the value of your Collateral Assets falls below the Maintenance Margin Requirement, to, without further notice to you: (a) place a market order on the Kraken exchange, on your behalf, to sell your Received Assets and apply the proceeds towards terminating your Margin Extension(s); and/or (b) liquidate such other Funds in your account in the manner and amount practicable, in Payward's reasonable discretion, to terminate the Margin Extension either in full, or in an amount sufficient, in Payward's reasonable discretion, to restore the value of your Collateral Assets to an amount equal to or exceeding the Maintenance Margin Requirement.

7.8.6. *Margin Obligation Period.* The last day of a Margin Extension's "Margin Obligation Period" is the date on which that Margin Extension is due and must be terminated. Generally, the "Margin Obligation Period" of a Margin Extension is the 365th day after the date that it is made. However, we may, in our sole discretion, modify any or all existing and/or future Margin Obligation Periods (i) in accordance with any information we make available on our website or provide to you in any other manner, or (ii) otherwise in connection with our exercise of any of our rights and obligations under these Terms. You may not request extensions to any Margin Obligation Period. We are not required to contact you prior to the expiration of the Margin Obligation Period. You hereby authorize and instruct Payward, in the event you do not terminate your Margin Extension in full prior to the expiration of the Margin Obligation Period, to, without further notice to you: (a) place a market order on the Kraken exchange, on your behalf, to sell your Received Assets and apply the proceeds to the termination of the Margin Extension; and/or (b) liquidate such other Funds in your account, in the manner and amount practicable, in Payward's reasonable discretion, to terminate the Margin Extension in full.

7.8.7. *Payment of Fees; Default.*

7.8.7.1. Fees charged on and in connection with any Margin Extension shall be at the applicable rates and methods of computation specified in the **Fee Schedule** (the "Margin Fees"). If at any time and for any reason, the Margin Fees on any Margin Extension made under these Terms exceeds the maximum rates permitted to be charged by Payward to you under applicable law, the parties hereto agree that the Margin Fees shall be reduced automatically to the maximum rates permitted to be charged under applicable law.

7.8.7.2. Upon your failure to satisfy the Maintenance Margin Requirement, to make any payment of fees, including Margin Fees, when due or to terminate a Margin Extension when required, or upon otherwise materially

breaching this Section 7.8, your Margin Extensions shall be immediately due and must be terminated (and any accrued and unpaid fees thereon and any fees and costs of collection must be paid) and, to the extent permitted by applicable law and in addition to any other remedies available to it, Payward, in its sole discretion, may apply the proceeds from the sale of any Digital Assets in your Margin Account, whether such Digital Assets are considered Collateral Assets as defined in the Terms or not, first to the payment of any outstanding fees, commissions, charges or other expenses then due to Payward, and then to the termination of your Margin Extensions. If your Kraken Account balance becomes negative, you agree to pay the amount of Funds owed to Payward within 48 hours. You may not trade on a negative Kraken Account.

7.8.8. *Discontinuance of Margin Extension Services.* In exercising its rights under Section 19, Payward may, irrespective of any Margin Obligation Period for any outstanding Margin Extension, cease making available Margin Extensions for certain Digital Assets or Legal Tender for any or all users. You hereby authorize and instruct Payward, without notice to you, as of the date that Payward elects, to: (a) liquidate your Received Assets, in the manner practicable, in Payward's reasonable discretion, and apply the proceeds to the termination of the Margin Extension; and/or (b) liquidate such other Funds in your account, in the manner and amount practicable, in Payward's reasonable discretion, to terminate the Margin Extension in full.

8. Risk Disclosure

8.1. Trading risks. You acknowledge and agree that you shall access and use the Services at your own risk. The risk of loss in trading Digital Asset pairs and Digital Asset and Legal Tender pairs can be substantial. You should, therefore, carefully consider whether such trading is suitable for you in light of your circumstances and financial resources. You should be aware of the following points:

8.1.1. You may sustain a total loss of the Funds in your Kraken Account, and, in some cases, you may incur losses beyond such Funds.

8.1.2. Under certain market conditions, you may find it difficult or impossible to liquidate a position. This can occur, for example, when the market reaches a daily price fluctuation limit or there is insufficient liquidity in the market.

8.1.3. Placing contingent orders, such as "stop-loss" or "stop-limit" orders, will not necessarily limit your losses to the intended amounts, since market conditions may make it impossible to execute such orders.

8.1.4. All Digital Asset positions involve risk, and a "spread" position may not be less risky than an outright "long" or "short" position.

8.1.5. The use of leverage can work against you as well as for you and can lead to large losses as well as gains. Refer to our **Margin Disclosure Statement** for more information about the unique and specific risks involved with margin transactions.

ALL OF THE POINTS NOTED ABOVE APPLY TO ALL DIGITAL ASSET PAIR AND DIGITAL ASSET AND LEGAL TENDER PAIR TRADING. THIS BRIEF STATEMENT CANNOT, OF COURSE, DISCLOSE ALL THE RISKS AND OTHER ASPECTS ASSOCIATED WITH THESE TRADES.

8.2. Internet transmission risks. You acknowledge that there are risks associated with utilizing an Internet-based trading system including, but not limited to, the failure of hardware, software, and Internet connections. You acknowledge that Payward shall not be responsible for any communication failures, disruptions, errors, distortions or delays you may experience when trading via the Services, however caused.

9. Digital Asset Terms of Sale

This Section applies only when you use the Services to purchase or sell Digital Assets directly from Payward, a service available in limited jurisdictions only.

9.1. Prices; Availability. All prices reflect the exchange rates applicable to the purchase or sale of Digital Assets using the Legal Tender or alternative form of Digital Assets identified in your purchase order. All Digital Asset sales and purchases by Payward are subject to availability, and we reserve the right to discontinue the sale and purchase of Digital Assets without notice.

9.2. Purchase Quotes. Prior to completing your purchase or sale of Digital Assets from Payward, we will provide notice of the amount of Digital Assets you intend to purchase or sell and the amount of Funds you will be required to pay to Payward to receive such Digital Assets or Legal Tender. You agree to comply with any terms and conditions provided within such notice to complete your purchase transaction.

9.3. Errors. In the event of an error, whether via our Services, in a purchase order confirmation, in processing your purchase, or otherwise, we reserve the right to correct such error and revise your purchase transaction accordingly (including charging the correct price) or to

cancel the purchase and refund any amount received. Your sole remedy in the event of an error is to cancel your purchase order and obtain a refund of any amount charged.

9.4. Payment Method. Only valid payment methods specified by us may be used to purchase Digital Assets. By placing an order to purchase Digital Assets from Payward, you represent and warrant that (a) you are authorized to use the designated payment method and (b) you authorize us, or our payment processor, to charge your designated payment method. If the payment method you designate cannot be verified, is invalid or is otherwise not acceptable, your purchase order may be suspended or cancelled automatically. You agree to resolve any problems we encounter in order to proceed with your purchase order.

9.5. No Returns or Refunds. All sales and purchases of Digital Assets by Payward via the Services are final. We do not accept any returns or provide refunds for your purchase of Digital Assets from Payward, except as otherwise provided in these Terms.

10. Fees

10.1. Amount of Fees. In addition to the fees specified in Section 7.8.7, you agree to pay Payward the fees for trades completed via our Services ("**Fees**") as made available via the **Fees and Pair Info** ("**Fee Schedule**"), which we may change from time to time. Changes to the Fee Schedule are effective as of the effective date indicated in the posting of the revised Fee Schedule to the Services, and will apply prospectively to any trades that take place following the effective date of such revised Fee Schedule.

10.2. Third-Party Fees. In addition to the Fees, your External Account may impose fees in connection with your use of your designated External Account via the Services. Any fees imposed by your External Account provider will not be reflected on the transaction screens containing information regarding applicable Fees. You are solely responsible for paying any fees imposed by an External Account provider.

10.3. Payment of Fees. You authorize us, or our designated payment processor, to charge or deduct your Kraken Account Funds for any applicable Fees owed in connection with trades you complete via the Services.

10.4. Collection-Related Costs. If you fail to pay Fees or any other amounts owed to Payward under these Terms and Payward refers your account(s) to a third party for collection, then Payward will charge you the lesser of an 18% collection fee or the maximum percentage permitted by applicable law, to cover Payward's collection-related costs.

11. Electronic Notices

11.1. Consent to Electronic Delivery. You agree and consent to receive electronically all communications, agreements, documents, receipts, notices and disclosures (collectively, "**Communications**") that Payward provides in connection with your Kraken Account and/or use of the Payward Services. You agree that Payward may provide these Communications to you by posting them via the Services, by emailing them to you at the email address you provide, and/or by sending an SMS or text message to a mobile phone number that you provide. Your carrier's normal, messaging, data and other rates and fees may apply to any mobile Communications. You should maintain copies of electronic Communications by printing a paper copy or saving an electronic copy. You may also contact us through support **https://support.kraken.com** to request additional electronic copies of Communications or, for a fee, paper copies of Communications (as described below).

11.2. Hardware and Software Requirements. In order to access and retain electronic Communications, you will need a computer with an Internet connection that has a current web browser with cookies enabled and 128-bit encryption. You will also need to have a valid email address on file with Payward and have sufficient storage space to save past Communications or an installed printer to print them.

11.3. Withdrawal of Consent. You may withdraw your consent to receive electronic Communications by sending a withdrawal notice to support **https://support.kraken.com**. If you decline or withdraw consent to receive electronic Communications, Payward may suspend or terminate your use of the Services. Unsubscribe requests submitted **here** may take up to 10 business days to process.

11.4. Requesting Paper Copies. If, after you consent to receive Communications electronically, you would like a paper copy of a Communication we previously sent you, you may request a copy within 30 days after the date we provided the Communication to you by contacting support **https://support.kraken.com**. In order for us to send paper copies to you, you must have a current street address on file with Payward. Please note that Kraken operates exclusively online and it is very burdensome for us to produce paper copies of Communications. Therefore, if you request paper copies, you understand and agree that Payward may charge you a processing fee, in the amount described in the **Fee Schedule**, for each page of Communication requested.

11.5. Updating Contact Information. It is your responsibility to keep your email address and/or mobile phone number on file with Payward up to date so that Payward can communicate with you electronically. You understand and agree that if Payward sends you an electronic Communication but you do not receive it because your email address or mobile phone

number on file is incorrect, out of date, blocked by your service provider, or you are otherwise unable to receive electronic Communications, Payward will be deemed to have provided the Communication to you. Please note that if you use a spam filter that blocks or re-routes emails from senders not listed in your email address book, you must add Payward to your email address book so that you will be able to receive the Communications we send to you. You can update your email address, mobile phone number or street address at any time by logging into your Kraken Account or by sending such information to support **https://support.kraken.com**. If your email address or mobile phone number becomes invalid such that electronic Communications sent to you by Payward are returned, Payward may deem your account to be inactive, and you may not be able to complete any transaction via our Services until we receive a valid, working email address or mobile phone number from you.

12. Unclaimed Property

If for any reason Payward is holding Funds in your Kraken Account on your behalf, and Payward is unable to return your Funds to your designated External Account after a period of inactivity, then Payward may report and remit such Funds in accordance with applicable state unclaimed property laws.

13. Acceptable Use

When accessing or using the Services, you agree that you will not violate any law, contract, intellectual property or other third-party right or commit a tort, and that you are solely responsible for your conduct while using our Services. Without limiting the generality of the foregoing, you agree that you will not:

Use our Services in any manner that could interfere with, disrupt, negatively affect or inhibit other users from fully enjoying our Services, or that could damage, disable, overburden or impair the functioning of our Services in any manner;

Use our Services to pay for, support or otherwise engage in any illegal gambling activities; fraud; money-laundering; or terrorist activities; or other illegal activities;

Use any robot, spider, crawler, scraper or other automated means or interface not provided by us to access our Services or to extract data;

Use or attempt to use another user's account without authorization;

Attempt to circumvent any content filtering techniques we employ, or attempt to access any service or area of our Services that you are not authorized to access;

Develop any third-party applications that interact with our Services without our prior written consent;

Provide false, inaccurate, or misleading information; and

Encourage or induce any third party to engage in any of the activities prohibited under this Section.

14. Feedback

We will own exclusive rights, including all intellectual property rights, to any feedback, suggestions, ideas or other information or materials regarding Payward or our Services that you provide, whether by email, posting through our Services or otherwise ("Feedback"). Any Feedback you submit is non-confidential and shall become the sole property of Payward. We will be entitled to the unrestricted use and dissemination of such Feedback for any purpose, commercial or otherwise, without acknowledgment or compensation to you. You waive any rights you may have to the Feedback (including any copyrights or moral rights). Do not send us Feedback if you expect to be paid or want to continue to own or claim rights in them; your idea might be great, but we may have already had the same or a similar idea and we do not want disputes. We also have the right to disclose your identity to any third party who is claiming that any content posted by you constitutes a violation of their intellectual property rights, or of their right to privacy. We have the right to remove any posting you make on our website if, in our opinion, your post does not comply with the content standards set out in this section.

15. Copyrights and Other Intellectual Property Rights

Unless otherwise indicated by us, all copyright and other intellectual property rights in all content and other materials contained on our website or provided in connection with the Services, including, without limitation, the Payward or Kraken logo and all designs, text, graphics, pictures, information, data, software, sound files, other files and the selection and arrangement thereof (collectively, "**Payward Materials**") are the proprietary property of Payward or our licensors or suppliers and are protected by U.S. and international copyright laws and other intellectual property rights laws.

We hereby grant you a limited, nonexclusive and non-sublicensable license to access and use the Payward Materials for your personal or internal business use. Such license is

subject to these Terms and does not permit (a) any resale of the Payward Materials; (b) the distribution, public performance or public display of any Payward Materials; (c) modifying or otherwise making any derivative uses of the Payward Materials, or any portion thereof; or (d) any use of the Payward Materials other than for their intended purposes. The license granted under this Section will automatically terminate if we suspend or terminate your access to the Services.

16. Trademarks

"Payward," "Kraken," the Kraken logo, the Payward logo and any other Payward product or service names, logos or slogans that may appear on our Services are trademarks of Payward, in the United States and in other countries, and may not be copied, imitated or used, in whole or in part, without our prior written permission. You may not use any trademark, product or service name of Payward without our prior written permission, including without limitation any metatags or other "hidden text" utilizing any trademark, product or service name of Payward. In addition, the look and feel of our Services, including all page headers, custom graphics, button icons and scripts, is the service mark, trademark and/or trade dress of Payward and may not be copied, imitated or used, in whole or in part, without our prior written permission. All other trademarks, registered trademarks, product names and company names or logos mentioned through our Services are the property of their respective owners. Reference to any products, services, processes or other information, by name, trademark, manufacturer, supplier or otherwise does not constitute or imply endorsement, sponsorship or recommendation by us.

17. Third-Party Content

In using our Services, you may view content provided by third parties, including links to web pages of such parties, including but not limited to Facebook and Twitter links ("Third-Party Content"). We do not control, endorse or adopt any Third-Party Content and shall have no responsibility for Third-Party Content, including without limitation material that may be misleading, incomplete, erroneous, offensive, indecent or otherwise objectionable. In addition, your business dealings or correspondence with such third parties are solely between you and the third parties. We are not responsible or liable for any loss or damage of any sort incurred as the result of any such dealings, and you understand that your use of Third-Party Content, and your interactions with third parties, is at your own risk.

18. Suspension; Termination

In the event of any Force Majeure Event (as defined in Section 24.5), breach of these Terms, or any other event that would make provision of the Services commercially unreasonable for Payward, we may, in our discretion and without liability to you, with or without prior notice, suspend your access to all or a portion of our Services. We may terminate your access to the Services in our sole discretion, immediately and without prior notice, and delete or deactivate your Kraken Account and all related information and files in such account without liability to you, including, for instance, in the event that you breach any term of these Terms. In the event of termination, Payward will attempt to return any Funds stored in your Kraken Account not otherwise owed to Payward, unless Payward believes you have committed fraud, negligence or other misconduct.

19. Discontinuance of Services

We may, in our sole discretion and without liability to you, with or without prior notice and at any time, modify or discontinue, temporarily or permanently, any portion of our Services.

20. Disclaimer of Warranties

EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN A WRITING BY US, OUR SERVICES ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. WE EXPRESSLY DISCLAIM, AND YOU WAIVE, ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT AS TO OUR SERVICES, INCLUDING THE INFORMATION, CONTENT AND MATERIALS CONTAINED THEREIN.

YOU ACKNOWLEDGE THAT INFORMATION YOU STORE OR TRANSFER THROUGH OUR SERVICES MAY BECOME IRRETRIEVABLY LOST OR CORRUPTED OR TEMPORARILY UNAVAILABLE DUE TO A VARIETY OF CAUSES, INCLUDING SOFTWARE FAILURES, PROTOCOL CHANGES BY THIRD PARTY PROVIDERS, INTERNET OUTAGES, FORCE MAJEURE EVENT OR OTHER DISASTERS INCLUDING THIRD PARTY DDOS ATTACKS, SCHEDULED OR UNSCHEDULED MAINTENANCE, OR OTHER CAUSES EITHER WITHIN OR OUTSIDE OUR CONTROL. YOU ARE SOLELY RESPONSIBLE FOR BACKING UP AND MAINTAINING DUPLICATE COPIES OF ANY INFORMATION YOU STORE OR TRANSFER THROUGH OUR SERVICES.

Some jurisdictions do not allow the disclaimer of implied terms in contracts with consumers, so some or all of the disclaimers in this section may not apply to you.

21. Limitation of Liability

(a) EXCEPT AS OTHERWISE REQUIRED BY LAW, IN NO EVENT SHALL PAYWARD, OUR DIRECTORS, MEMBERS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY OTHER DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOSS OF USE, LOSS OF PROFITS OR LOSS OF DATA, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE USE OF OR INABILITY TO USE OUR SERVICES OR THE PAYWARD MATERIALS, INCLUDING WITHOUT LIMITATION ANY DAMAGES CAUSED BY OR RESULTING FROM RELIANCE BY ANY USER ON ANY INFORMATION OBTAINED FROM PAYWARD, OR THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES OR EMAIL, ERRORS, DEFECTS, VIRUSES, DELAYS IN OPERATION OR TRANSMISSION OR ANY FAILURE OF PERFORMANCE, WHETHER OR NOT RESULTING FROM A FORCE MAJEURE EVENT, COMMUNICATIONS FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO PAYWARD'S RECORDS, PROGRAMS OR SERVICES.

Some jurisdictions do not allow the exclusion of certain warranties or the limitation or exclusion of liability for incidental or consequential damages. Accordingly, some of the limitations of this section may not apply to you.

(b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF PAYWARD (INCLUDING OUR DIRECTORS, MEMBERS, EMPLOYEES AND AGENTS), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, STRICT LIABILITY OR OTHER THEORY, ARISING OUT OF OR RELATING TO THE USE OF, OR INABILITY TO USE, PAYWARD OR TO THESE TERMS EXCEED THE FEES PAID BY YOU TO PAYWARD DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE DATE OF ANY CLAIM GIVING RISE TO SUCH LIABILITY.

22. Indemnity

You agree to defend, indemnify and hold harmless Payward (and each of our officers, directors, members, employees, agents and affiliates) from any claim, demand, action, damage, loss, cost or expense, including without limitation reasonable attorneys' fees, arising out or relating to (a) your use of, or conduct in connection with, our Services; (b) any Feedback you provide; (c) your violation of these Terms; or (d) your violation of any rights of any other person or entity. If you are obligated to indemnify us, we will have the right, in our

sole discretion, to control any action or proceeding (at our expense) and determine whether we wish to settle it.

23. Applicable Law; Arbitration

PLEASE READ THE FOLLOWING PARAGRAPH CAREFULLY BECAUSE IT REQUIRES YOU TO ARBITRATE DISPUTES WITH US AND IT LIMITS THE MANNER IN WHICH YOU CAN SEEK RELIEF.

You and Payward agree to arbitrate any dispute arising from these Terms or your use of the Services, except for disputes in which either party seeks equitable and other relief for the alleged unlawful use of copyrights, trademarks, trade names, logos, trade secrets or patents. ARBITRATION PREVENTS YOU FROM SUING IN COURT OR FROM HAVING A JURY TRIAL. You and Payward agree to notify each other in writing of any dispute within thirty (30) days of when it arises. Notice to Payward shall be sent to **legal@kraken.com**. You and Payward further agree: (a) to attempt informal resolution prior to any demand for arbitration; (b) that any arbitration will occur in San Francisco, California; (c) that arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of JAMS; and (d) that the state or federal courts in San Francisco, California have exclusive jurisdiction over any appeals of an arbitration award and over any suit between the parties not subject to arbitration. Other than class procedures and remedies discussed below, the arbitrator has the authority to grant any remedy that would otherwise be available in court. Any dispute between the parties will be governed by these Terms and the laws of the State of California and applicable United States law, without giving effect to any conflict of laws principles that may provide for the application of the law of another jurisdiction. Whether the dispute is heard in arbitration or in court, you and Payward will not commence against the other a class action, class arbitration or representative action or proceeding.

24. Miscellaneous

24.1. Entire Agreement; Order of Precedence. These Terms contain the entire agreement, and supersede all prior and contemporaneous understandings between the parties regarding the Services. These Terms do not alter the terms or conditions of any other electronic or written agreement you may have with Payward for the Services or for any other Payward product or service or otherwise. In the event of any conflict between these Terms and any other agreement you may have with Payward, the terms of that other agreement will control only if these Terms are specifically identified and declared to be overridden by such other agreement.

24.2. Amendment. We reserve the right to make changes or modifications to these Terms from time to time, in our sole discretion, by posting the amended Terms via the applicable Payward websites and mobile applications or by communicating these changes through any written or other contact method we have established with you and updating the "Last Updated" date at the top of these Terms. The amended Terms will be effective immediately thereafter and your use of the Services following the date on which such amended Terms are published will constitute consent to such amendments.

24.3. Waiver. Our failure or delay in exercising any right, power or privilege under these Terms shall not operate as a waiver thereof.

24.4. Severability. The invalidity or unenforceability of any of these Terms shall not affect the validity or enforceability of any other of these Terms, all of which shall remain in full force and effect.

24.5. Force Majeure Events. Payward shall not be liable for (1) any inaccuracy, error, delay in, or omission of (i) any information, or (ii) the transmission or delivery of information; (2) any loss or damage arising from any event beyond Payward's reasonable control, including but not limited to flood, extraordinary weather conditions, earthquake, or other act of God, fire, war, insurrection, riot, labor dispute, accident, action of government, communications, power failure, or equipment or software malfunction or any other cause beyond Payward's reasonable control (each, a "**Force Majeure Event**").

24.6. Assignment. You may not assign or transfer any of your rights or obligations under these Terms without prior written consent from Payward, including by operation of law or in connection with any change of control. Payward may assign or transfer any or all of its rights under these Terms, in whole or in part, without obtaining your consent or approval.

24.7. Headings. Headings of sections are for convenience only and shall not be used to limit or construe such sections.

24.8. Survival. Sections 2 (Eligibility), Section 3 (Kraken Account), 8 (Risk Disclosure), 10 (Fees), 12 (Unclaimed Property), 14 (Feedback), 15 (Copyrights), 16 (Trademarks), 17 (Third-Party Content), 20 (Disclaimer of Warranties), 21 (Limitation of Liability); 22 (Indemnity), 23 (Applicable Law; Arbitration) and this Section 24 (Miscellaneous) shall survive any termination or expiration of these Terms.

25. Jurisdiction-specific Legal Disclosures

Payward maintains licenses and registrations in certain jurisdictions to provide you our Services. These licenses or registrations may impact our provision and your use of our services depending on where you live or are domiciled. Information regarding certain of Payward's licenses and registrations, or lack thereof, and corresponding disclosures can be found on the **Kraken Legal Disclosures page**, which is incorporated into these Terms by reference. By creating a Kraken account, you acknowledge that you have read, understand and agree to those disclosures that are applicable to you.

Margin Disclosure Statement

We are furnishing this document to you to provide some basic facts about purchasing digital assets or legal tender on margin, and to alert you to the risks involved with trading assets in a margin account. Before trading assets in a margin account, you should carefully review this margin disclosure statement. Please contact us through support **https://support.kraken.com** regarding any questions or concerns you may have with your margin accounts.

When you purchase digital assets for legal tender or vice versa, you may pay in full with your own funds or by posting assets in your account as collateral, with funds provided by Payward to you pursuant to an extension of margin. If the collateral supporting your extension of margin declines in value by an amount specified by Payward, you authorize Payward to issue a margin call and/or sell assets in your account, in order to maintain equity in the account that meets or exceeds the minimum maintenance margin requirement.

It is important that you fully understand the unique risks involved in trading assets using extensions of margin before determining whether such trading is appropriate for you. These risks include the following:

Using margin to support spot transactions poses a high degree of financial risk and is not suitable for everyone. The use of leverage can work against you as well as for you and can lead to large losses as well as gains. You should examine your financial objectives, financial resources and risk tolerance to determine whether receiving extensions of margin secured by the assets in your Kraken Account is appropriate for you.

You can rapidly lose all of the funds you deposit for trading and may lose more funds than you deposit in your Kraken account. The prices of digital assets are highly volatile and a decline in the value of assets that are purchased or sold on margin may require you to provide additional funds to us, on short notice or with no notice, to avoid the automatic liquidation of assets in your account(s).

You authorize us to sell assets in your account without further notice to you. If the equity in your account falls below our maintenance margin requirements, you authorize Payward

to sell assets in your account to cover the margin deficiency. You will be responsible for any shortfall in the account after such a sale. As Digital Asset markets are open 24 hours a day, 7 days a week, margin calls and liquidations may occur at any time, including outside of normal business hours.

You authorize us to sell your assets without contacting you. Do not mistakenly believe that we must contact you for a margin call to be valid, and that we may not liquidate assets in your account unless we have contacted you first. This is not the case. We will attempt to notify you of margin calls, but we are not required to do so. Moreover, even if we have contacted you and provided a specific date by which you must meet a margin call, we may still immediately sell assets in your account without notice to you and without waiting for the specific date to meet a margin call.

We can increase maintenance margin requirements with advance notice. The maintenance margin requirements may result in the issuance of a maintenance margin call. Your failure to satisfy the call may cause us to liquidate or sell assets in your account(s). We are not responsible for delays in the release of funds intended to satisfy the call, including but not limited to internal holds on funds exceeding verification limits, delays in the transfer of funds from external accounts maintained by third-party financial institutions, and failure of proper routing of funds through financial networks. The funds will not count towards meeting the maintenance margin requirements until the funds are released.

You are not entitled to an extension of time on a margin call. While Payward might grant you an extension of time to meet margin requirements under certain conditions, you do not have a right to the extension.

Annex A

ADDENDUM: SYNAPSEPAY TERMS

Electronic Fund Transfers ("EFTs") and Account Balances. By creating a Kraken Account and initiating bank deposits or withdrawals (i.e., EFTs), you agree to the terms of service and privacy policy of our financial software provider, SynapsePay, and SynapsePay financial institution partner's Terms of Service & Privacy Policy (**https://synapsepay.com/legal**) ("SynapsePay TOS") which are incorporated herein by reference. Terms not defined in this section shall be defined in SynapsePay TOS.

The Company has partnered with SynapsePay, a financial services software company, to offer you EFTs. When you create a Kraken Account, you may also be prompted to sign up for a SynapsePay User Account (as defined in SynapsePay TOS). You authorize the Company to share your identity and banking information with SynapsePay to open and support your Kraken Account as further detailed in our Privacy Policy and SynapsePay's Privacy Policy (**https://synapsepay.com/legal**). It is your responsibility to make sure the data you provide us is

accurate and complete. Additionally, you are responsible for complying with SynapsePay TOS when using your User Account. IT IS YOUR RESPONSIBILITY TO READ AND UNDERSTAND THE SYNAPSEPAY TOS, AS IT CONTAINS TERMS AND CONDITIONS RELATING TO YOUR SYNAPSEPAY USER ACCOUNT, INCLUDING BUT NOT LIMITED TO YOUR RIGHTS, LIMITATIONS, REVERSAL AND OTHER LIABILITIES, LIMITATION OF LIABILITY AND BINDING ARBITRATION PROVISIONS.

Annex B

ADDENDUM: Parachain Slot Auction Services

This Annex B (this "Addendum") governs your use of the PSA Services (as defined below). It incorporates by reference and supplements the Terms. You acknowledge and agree that the Terms remain entirely binding and applicable to your use of the PSA Services, including but not limited to Section 8 (Risk Disclosure), Section 10 (Fees), Section 13 (Acceptable Use), Section 18 (Suspension; Termination), Section 19 (Discontinuance of Services), Section 20 (Disclaimer of Warranties), Section 21 (Limitation of Liability), Section 22 (Indemnity), Section 23 (Applicable Law; Arbitration), and Section 24 (Miscellaneous). Capitalized terms used but not defined herein shall have the meanings given to them in the Terms. In the event of a conflict between the Terms and this Addendum with respect to the PSA Services, the terms of this Addendum will control.

1. Definitions.

(a) "Base Layer Network" means the Polkadot protocol or Kusama protocol, as applicable.

(b) "Candidate" means a project, network, or developer that bids for a parachain slot in a Parachain Slot Auction by bonding (or permitting others to bond) DOT/KSM to a PSA module.

(c) "DOT/KSM" means DOT if the auction is on Polkadot or KSM if the auction is on Kusama.

(d) "Bonded DOT/KSM" means DOT/KSM that is bonded to a PSA module through the PSA Services.

(e) "Campaign End Date" means the pre-established end date of a Candidate's campaign to acquire a parachain slot at auction, which may last for one or more sequential auction periods.

(f) "Expiration Date" means the date that either (i) if the Candidate wins the auction, the Slot Duration ends or (ii) if the Candidate loses the auction, the Campaign End Date is reached.

(g) "parachain" means an independent cryptographic network that operates 'on top' of a Base Layer Network.

(h) "Parachain Slot Auction" means an auction process, governed by the rules of the applicable Base Layer Network, which allocates available parachain slots.

(i) "paradrop" means a distribution of Reward Tokens by a Candidate to its Parachain Slot Auction supporters.

(j) "PSA module" means a module on the Base Layer Network through which DOT/KSM is bonded to support a Candidate's Parachain Slot Auction bid.

(k) "PSA Information" has the meaning provided in Section 5(a) of this Addendum.

(l) "PSA Services" means collectively, the Bonding Services, Paradrop Services, and Unbonding Services (each as defined in Section 3(a) of this Addendum) provided to you at your instruction and in accordance with this Addendum.

(m) "Reward Tokens" means the native digital assets of a Candidate's network that are distributed to supporters of the Candidate's Parachain Slot Auction bid.

(n) "Slot Duration" means the period of time that a Candidate may utilize a parachain slot upon winning a Parachain Slot Auction.

2. Third Parties and Third Party Products and Services.

(a) Our obligations under this Addendum are limited to the provision of the PSA Services to you at your risk and in accordance with your instructions. **You acknowledge that we cannot guarantee, nor are we in any way responsible for, the acts or omissions of third parties (e.g., Candidates) or the performance of their products or services (e.g., PSA modules, Base Layer Networks, parachain protocols, or PSA Information) that may relate or otherwise be relevant to the PSA Services.** Such products and services are made available (directly or indirectly) by such third parties, and we do not make any express or implied warranties or conditions, including quality, merchantability, fitness for a particular purpose, title and non-infringement. By agreeing to this Addendum, you expressly agree that that we shall not be held liable for (and you expressly assume the risk of) any matters arising out of or relating to the actions and omissions of such third parties or their products and services. These matters may relate (but are not limited) to:

Any aspect of the Parachain Slot Auction process (e.g., its operation, outcomes, or functionality);

Any aspect of a Candidate's Parachain Slot Auction bid (e.g., its success or failure, or whether the corresponding parachain network will be launched, functional, or deemed satisfactory or successful);

The amount, functionality, value, or date of delivery of Reward Tokens (if any); and

Your ability to reclaim Bonded DOT/KSM at any particular time or at all.

(b) This Section 2 applies to all claims irrespective of the cause of action underlying the claim, including but not limited to breach of contract (even if in the nature of a breach of condition or a fundamental term or a fundamental breach) and tort (including but not limited to negligence or misrepresentation).

Some jurisdictions do not allow the exclusion of certain warranties or the limitation or exclusion of liability for incidental or consequential damages. Accordingly, some of the limitations of this section may not apply to you.

(c) This Section 2 applies even where it would otherwise conflict with any other provision of this Addendum.

3. The PSA Services.

(a) *General*. Subject to the terms and conditions of this Addendum, Payward Trading Ltd., a British Virgin Islands company ("Payward Trading") may, at its discretion, facilitate your ability to: (i) participate in a Parachain Slot Auction by bonding the DOT/KSM in your Kraken Account, as applicable, to a PSA module in support of a particular Candidate's bid ("Bonding Services"); (ii) receive Reward Tokens distributed by a winning Candidate in recognition of your support of such Candidate's bid and credit them to your Kraken Account ("Paradrop Services"); and (iii) following a PSA module Expiration Date, claim the DOT/KSM previously bonded to a PSA module ("Unbonding Services" and, together with Bonding Services and Paradrop Services, the "PSA Services"). Payward Trading may perform any or all of the PSA Services directly or through one or more service provider(s), in which case, your authorization and instruction extends to such service provider(s). For clarity, the PSA Services are "Services," as defined in the Terms.

(b) *Bonding Services*.

By submitting a request to support a Candidate's bid through the Services, you authorize and instruct Payward Trading to bond the amount of DOT/KSM instructed by you to the PSA module corresponding to that Candidate.

Payward Trading will not be able to attempt to unbond Bonded DOT/KSM prior to its Expiration Date.

You may not transfer, stake, withdraw, trade, bond in other Parachain Slot Auctions or otherwise use your Bonded DOT/KSM until the Expiration Date is reached and Payward Trading claims the assets on your behalf and at your instruction through the Unbonding Services.

(c) *Paradrop Services.*

Candidates may offer supporters who bond DOT/KSM to the Candidate's PSA module an amount of Reward Tokens. By electing to use the Bonding Services, you irrevocably authorize and instruct Payward Trading to receive any corresponding Reward Tokens on your behalf. In the event of any such receipt, you hereby authorize and instruct Payward Trading, and Payward Trading agrees, to use commercially reasonable efforts to credit them to your Kraken Account on the basis that we describe (i.e., not via PSA Information) through the Services.

The Paradrop Services are limited to claims of the specific Reward Token in accordance with the terms of this Addendum. You do not instruct us, and we have no obligation and make no commitment, to claim any other asset, reward or benefit on your behalf. We also have no obligation, and make no commitment, to facilitate the listing of any Reward Tokens on the Kraken exchange at any time or in any particular jurisdiction.

Payward Trading may withhold and report any tax as required by any applicable law.

(d) *Unbonding Services.* By electing to use the Bonding Services, you irrevocably authorize and instruct Payward Trading, and Payward Trading agrees, to use commercially reasonable efforts following an applicable Expiration Date to claim your previously Bonded DOT/KSM from the corresponding PSA module on your behalf and credit it to your Kraken Account on the basis that we describe (i.e., not via PSA Information) through the Services.

4. Eligibility.

You may only use the PSA Services if (i) you fulfill the eligibility criteria of the Terms and (ii) your use of the PSA Services is not prohibited by applicable laws or regulations of the jurisdiction of your residence. Although Payward Trading reserves the right to impose additional eligibility criteria on clients' use of the PSA Services, which may be described through the Services, these additional restrictions supplement but do not supersede the requirements of the preceding sentence.

5. No Advice, Recommendations, Endorsements, or Guarantees. Without limiting Section 2 of this Addendum:

(a) In connection with the PSA Services, we may make available to you, for your convenience, certain third party information ("PSA Information"). PSA Information includes, without limitation, information relating to any Base Layer Network, parachain, Parachain Slot Auctions and related processes, one or more Candidates, the terms offered by such Candidates (e.g., the Expiration Date of a PSA module, the amount and dates of Reward Tokens to be distributed by Candidates, and other information regarding Candidates' anticipated parachain network or

Reward Tokens). All PSA Information, wherever and however provided, is Third Party Content for purposes of the Terms.

(b) You acknowledge and accept that: (i) we do not guarantee the timeliness, sequence, accuracy, completeness, reliability, or content of PSA Information or related information (e.g., messages disseminated by any Candidate); (ii) PSA Information may be misleading and subject to change, so you should not (and will not) rely on it for any reason; and (iii) all PSA Information is made available by us on an "as-is" basis, without endorsement, as we undertake no duty to investigate the merits or accuracy of any PSA Information, and have no obligation to (and may not) vet any such information.

(c) For each Parachain Slot Auction, we will only be able to support certain Candidates through the PSA Services. This limitation is based on a number of factors and constraints internal to us, and should in no way be interpreted as any form of advice, recommendation, endorsement or guarantee regarding any Candidate, supported or not, the merits of any proposed parachain network or Reward Tokens, or the accuracy or reliability of any claims or information provided by or regarding any of the foregoing.

(d) We do not endorse or recommend Parachain Slot Auctions. We do not and cannot guarantee the outcome of any Parachain Slot Auction or your participation in them. We make no representation or warranty, express or implied, to the full extent not prohibited by applicable law, regarding whether your use of the PSA Services is suitable for you.

6. Relationships.

(a) *You and Us*. We do not act in any fiduciary or advisory capacity to you in connection with the PSA Services, and nothing in this Addendum shall be deemed or is intended to be deemed, nor shall it cause, any fiduciary or advisory relationship between you and us to exist. We are not your bank, broker-dealer, tax advisor, or investment adviser and we do not offer these or any related services to you in connection with the PSA Services.

(b) *Candidates, You and Us*. We do not oversee any Candidate's performance or punctuality, and we have no obligation to investigate, participate, or become involved in any dispute between you and a Candidate. If you experience a problem with a Candidate in connection with the PSA Services, you must resolve the dispute directly with the Candidate. You agree to defend, indemnify and hold harmless Payward (and each of our officers, directors, members, employees, agents and affiliates) from any claim, demand, action, damage, loss, cost or expense, including without limitation reasonable attorneys' fees, arising from or relating to such disputes.

7. Risks.

Your access and use of the PSA Services is at your own risk. You represent, warrant, and agree that, prior to using the PSA Services, you will have read our **Parachain Slot Auction Risk Disclosure Statement**, understand the risks involved with participating in Parachain Slot Auctions, and determined that using the PSA Services is appropriate for you.

8. Fees.

Kraken may charge you fees in connection with your use of the PSA Services. Such fees will be disclosed to you through the Services, and are subject to change from time to time.

9. Effectiveness.

Notwithstanding any other provision in the Terms, your use of the PSA Services confirms that you have read, understand, and accept all of the terms and conditions in this Addendum, which shall be effective as of the date you use the PSA Services. If you do not agree to these terms, you must not access or use the PSA Services.

Annex C

ADDENDUM: Staking Services ("Staking Addendum")

1.1. General. The Staking Services may be made available by Kraken to users that fulfill the eligibility criteria in the Terms of Service. By using the Staking Services, you agree that you have read, understand, and accept all of the terms in this Staking Addendum. You further agree and understand that this Staking Addendum is subject to the terms and conditions set forth in the Terms of Service.

1.2. Staking Services. When you buy or hold one of the Digital Assets eligible for staking (the "Supported Coins"), you are consenting to such Supported Coins being staked in part or in entirety by Kraken, or a third party on behalf of Kraken, in Kraken's sole discretion (the "Staking Services"). Please refer to your Kraken Account for further information regarding the Staking Services.

1.3. Opting into Staking Services & Staking Reward Terms. In order to use the Staking Services, you must opt-in by selecting the Supported Coins to stake from your Kraken Account. By opting-in a portion or your entire balance of Supported Coins, we shall remit to you the applicable percentage of staking rewards attributable to your staked Supported Coins ("Staking Rewards") as detailed in your Kraken Account. The percentage and timing of such remittances will: (i) be determined by Kraken in its sole discretion; (ii) be subject to Kraken's staking fee; (iii) vary by the Supported Protocol; and (iv) be further detailed in your Kraken Account. **You**

agree and understand that Kraken does not guarantee that you will receive Staking Rewards and that the applicable percentage of Staking Rewards (i) is an estimate only and not guaranteed, (ii) may change at any time in Kraken's sole discretion, and (iii) may be more or less than the actual Staking Rewards Kraken receives from the Supported Protocol.

1.4. Slashing Penalty. A determination by the Supported Protocol that the Staking Service has been erroneously operated may result in a "slashing penalty" and non-payment of the specified Staking Rewards. Kraken agrees to compensate you for any slashing penalties to the extent such penalties are not a result of (i) your acts or omissions, (ii) Supported Protocol maintenance, bugs, or errors, (iii) acts by a hacker or other malicious actor, or (iv) Force Majeure Events.

1.5. No Guarantee of Staking Services. While Kraken employs measures to ensure that the Staking Services are accessible 24 hours a day and 7 days a week, Kraken cannot guarantee uninterrupted or error-free operation of the Staking Services or that Kraken will correct all defects or prevent third-party disruptions or unauthorized third party access. In the event of such disruptions, any staked Supported Coins may not be generating the Staking Rewards.

Annex D

ADDENDUM: Off-chain Staking Services

Payward Trading Ltd, a British Virgin Islands company ("Payward Trading" and, together with any other Payward entity providing you Services under the Terms (as defined herein), "Kraken," "we" or "us") provides you the option to contribute and earn rewards on eligible, available and idle account balances you otherwise maintain in your Kraken Account (the "Off-chain Staking Program") subject to the terms and conditions of this Annex D (this "Addendum").

This Addendum incorporates by reference and supplements the Terms of Service (the "Terms"). Capitalized terms used but not defined herein shall have the meanings given to them in the Terms. In the event of a conflict between the Terms and this Addendum with respect to the Off-chain Staking Program, the terms of this Addendum will control.

NO KRAKEN ENTITY IS A BANK OR OTHER DEPOSITORY INSTITUTION. YOUR KRAKEN ACCOUNT IS NOT A DEPOSIT ACCOUNT OR A BANK ACCOUNT. THE OFF-CHAIN STAKING PROGRAM IS NOT A DEPOSITORY OR BANK PROGRAM. NEITHER YOUR KRAKEN ACCOUNT NOR STAKED ASSETS (AS DEFINED HEREIN) ARE COVERED BY INSURANCE AGAINST LOSSES OR SUBJECT TO FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR SECURITIES INVESTOR PROTECTION CORPORATION ("SIPC") PROTECTIONS OR THE PROTECTIONS OF ANY COMPARABLE ORGANIZATION ANYWHERE IN THE WORLD.

1. The Off-chain Staking Program.

(a) *The Off-chain Staking Program is a separate service from the Staking Services described in Annex C to the Terms.* The Staking Services allow (i) Kraken or a third party acting on Kraken's behalf to use Supported Coins as collateral in connection with validating transactions on applicable Proof-of-Stake networks and (ii) eligible Kraken clients to opt-in to receive a portion of the rewards generated by these transaction validation activities. The Off-chain Staking Program allows you to contribute Available Assets (as defined herein) to us in exchange for the opportunity to earn Rewards (as defined herein).

(b) *Eligible Assets.* A list of assets that are currently eligible for use in the Off-chain Staking Program is available at **https://support.kraken.com/hc/en-us/categories/360002119091-Staking-Funds** (each an "Eligible Asset" and collectively, "Eligible Assets"). We may decide to add or remove assets from the list of Eligible Assets at any time in our sole discretion.

(c) *Eligible participants.* The Off-chain Staking Program may be made available by Kraken to users who fulfil the eligibility criteria of the Terms; provided, however, that you may not use the Off-chain Staking Program if you are located in or a national or resident of: (i) any Restricted Location; (ii) Australia, Canada, Denmark, Finland, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Netherlands, Singapore, Sweden, the United Arab Emirates, the United Kingdom or the United States; (iii) any jurisdiction in which Kraken is not authorized to provide the Off-chain Staking Program; or (iv) any jurisdiction where your use of the Off-chain Staking Program would be illegal or otherwise violate any applicable law or regulation of that jurisdiction (each of the above locations, a "Restricted Jurisdiction").

KRAKEN MAKES NO REPRESENTATION OR WARRANTY THAT THE OFF-CHAIN STAKING PROGRAM IS APPROPRIATE FOR USE IN ALL LOCATIONS, OR THAT THE TRANSACTIONS AND SERVICES DESCRIBED HEREIN ARE AVAILABLE OR APPROPRIATE FOR ENTRY INTO OR USE IN ALL JURISDICTIONS OR BY ALL PARTIES. YOU SHOULD INFORM YOURSELF AS TO THE LEGAL REQUIREMENTS AND TAX CONSEQUENCES OF USING THE OFF-CHAIN STAKING PROGRAM WITHIN ALL JURISDICTIONS APPLICABLE TO YOU. KRAKEN IS NOT RESPONSIBLE FOR TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFF-CHAIN STAKING PROGRAM.

2. Contributions.

(a) You may contribute Available Assets to the Off-chain Staking Program by selecting the amount and type of Available Assets you wish to "stake" from your Kraken Account.

(b) You agree to only contribute Eligible Assets to the Off-chain Staking Program that comprise available and idle account balances that you initially deposited into your Kraken Account for the

purpose of trading Legal Tender and Digital Assets on the Kraken exchange and not for participation in the Off-chain Staking Program (such Eligible Assets, "Available Assets").

(c) Assets you contribute to the Off-chain Staking Program ("Staked Assets") will be treated as received when displayed as such on the Kraken website; provided, that we reserve the right to: (i) reject or remove any contribution from the program; (ii) establish minimum or maximum contribution amounts; or (iii) return any Staked Assets, at any time and in our sole discretion. In the event we elect to return Staked Assets to you pursuant to this Section 2(c), you agree to promptly Un-stake (as defined herein) the assets and to undertake any other actions we reasonably request in order to facilitate that return. You may not transfer Staked Assets or any interest in Staked Assets prior to Un-staking those assets.

(d) You remain the lawful and beneficial owner of Staked Assets and the beneficial owner of additional assets resulting from any applicable (i) network fork that is supported by Kraken and (ii) airdrop or similar distribution of Digital Assets that is supported by Kraken; provided, that Kraken retains sole discretion and has no obligation to support any particular forks, airdrops or similar distribution and such support remains in all instances subject to the Terms.

3. Rewards.

(a) You may earn rewards on Staked Assets ("Rewards"). Rewards are not guaranteed and the rates and timing of Rewards may vary.

(b) Rewards, if any, will be paid to you by Payward Trading, and shall be subject to tax withholding and reporting as required by applicable law.

(c) Reward rates will be determined in our sole discretion based on the type of Staked Asset, market conditions and risk factors. Such rates have no relationship to and may not be competitive with benchmark interest rates observed in the market for bank deposit accounts.

(d) We may make available anticipated Reward rates and payment schedules from time to time on or through the Services ("Anticipated Rates"). Anticipated Rates are forward-looking statements that reflect current expectations regarding future events, involve significant risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or not such performance or results will be achieved. Forward-looking statements are in no way a form of advice, solicitation or offering of or for the Off-chain Staking Program and should not be interpreted as such.

(e) All Rewards will be (i) paid to your Kraken Account in the same asset as the applicable Staked Asset, then (ii) automatically contributed to the Off-chain Staking Program, whereupon they will be eligible to earn Rewards. In this manner, Rewards may be described as "compounding."

(f) Rewards will be calculated and paid with the decimal precision described at https://support.kraken.com/hc/en-us/categories/360002119091-Staking-Funds, as may be updated by us from time to time in our sole discretion.

4. Un-staking.

(a) You may request a complete or partial return of your Staked Assets ("Un-stake") at any time. Upon receipt of your request, we will initiate the Un-staking process instantly when practicable; provided, that we may require up to seven days after you submit your request to Un-stake to process the transaction. Un-staking limits based on frequency or volume may apply from time to time and will be described on or through the Services.

(b) You must Un-stake Staked Assets before you will be able to push those Funds to an External Account.

5. Our use of Staked Assets.

You grant us the right, to the fullest extent that we may effectively do so under applicable law and without further notice to you, to utilize Staked Assets in our discretion; provided, that the quantity and type of your Staked Assets will be returned to you when you Un-stake in accordance with the terms of this Addendum.

6. Risks.

The Off-chain Staking Program is risky. Before participating in the Off-chain Staking Program, it is important to understand its specific and unique risks. The Staking Program is not for everyone. You should examine your objectives, financial resources and risk tolerance to determine whether contributing Funds to the Off-chain Staking Program is appropriate for you. Some, but not all, of the risks and uncertainties associated with the Off-chain Staking Program are:

(a) No Kraken entity is or is regulated as a bank or other depository institution. Your Kraken Account is not a deposit account or a bank account. The Off-chain Staking Program is not a depository or bank program. Staked Assets are not covered by insurance against losses or subject to FDIC or SIPC protections or the protections of any comparable organization anywhere in the world.

(b) Kraken does not offer securities services, is not registered under the securities laws of any jurisdiction and the provision of the Off-chain Staking Program has not been and will not be registered under the securities laws of any jurisdiction or otherwise approved by securities regulators in any jurisdiction.

(c) Legislative and regulatory changes or actions at the state, federal or international level may adversely affect: (i) the use, transfer, and value of Staked Assets; (ii) the operations and profitability of the Off-chain Staking Program; (iii) the tax treatment of the Off-chain Staking Program; and (iv) your ability to Un-stake Staked Assets in a timely manner or at all.

(d) Rewards for Staked Assets are not guaranteed and we reserve the right to adjust Reward rates in our sole discretion.

7. Fees.

We reserve the right to charge you fees in connection with your participation in the Off-chain Staking Program. A schedule of these fees, if any, will be made available on or through the Services ("Fees"). Fees are subject to change, at our sole discretion, and you are solely responsible for accessing the fee schedule prior to participating in the Off-chain Staking Program.

8. Representations and Warranties.

You represent and warrant that, as of the Effective Date and as of any date thereafter that you contribute Funds to the Off-chain Staking Program:

(a) You have full power and authority to agree to this Addendum and, in doing so, will not violate any other agreement to which you are a party;

(b) The provisions of this Addendum constitute legal, valid and binding obligations enforceable against you in accordance with its terms;

(c) You are eligible to participate in the Off-chain Staking Program as provided in Section 1(c);

(d) You do not reside in and are not a citizen of a Restricted Jurisdiction;

(e) You were not, in any manner or form, solicited to participate in the Off-chain Staking Program prior to (i) your creation of a Kraken Account or (ii) your election to participate in the Off-chain Staking Program;

(f) All assets you will contribute to the Off-chain Staking Program are Available Assets;

(g) You: (i) have read and understand this Addendum in its entirety; (ii) acknowledge and accept the risks associated with participating in the Off-chain Staking Program, including those risks described in Section 6; and (iii) were given the opportunity to ask questions of and receive answers from us concerning the terms and conditions of the Off-chain Staking Program prior to participating or agreeing to participate; and

(h) All representations and warranties you made upon your acceptance of the Terms were and remain true and complete.

9. No advice; Independent relationship.

(a) Without limiting anything in the Terms, Kraken makes no representation or warranty, express or implied, to the full extent not prohibited by applicable law, regarding the advisability of your participation in the Off-chain Staking Program. Neither Kraken, nor any of its respective officers, directors, employees and affiliates is providing advice, including legal, financial, investment or tax advice, in connection with the Off-chain Staking Program or your determination to participate in it.

(b) Nothing in this Addendum shall be deemed or is intended to be deemed, nor shall it cause, you and Kraken to be treated as partners, joint venturers, or otherwise as joint associates for profit. Kraken in no way acts in any fiduciary capacity or advisory capacity to you and nothing in this Addendum shall be deemed or is intended to be deemed, nor shall it cause, any fiduciary or advisory relationship between you and us to exist.

Annex E

ADDENDUM: Instant Buy/Sell Services ("Instant Buy/Sell Addendum")

1.1 General. Kraken may make the Instant Buy/Sell Services to users that meet the eligibility criteria in the Terms of Service. Your use of the Instant Buy/Sell Services, confirms that you have read, understand, and accept all of the terms in this Instant Buy/Sell Addendum. This Instant Buy/Sell Addendum is subject to the terms and conditions, as they may be updated from time to time, set forth in the Terms of Service.

1.2 Instant Buy/Sell Services. You may use the Instant Buy/Sell Services to buy, sell, or convert between Digital Assets and/or Fiat Currency. Your use of the Instant Buy/Sell Services must comply with the relevant instructions on the Kraken Exchange. If Kraken cannot complete your transaction for any reason (such as price movement, failure of the Kraken Exchange to respond, or an order exceeding the minimum or maximum order size), Kraken may reject the order and notify you of such rejection. Kraken bears no liability for rejecting an Instant Buy/Sell transaction.

1.3 Transaction Price. You will be presented with a price valid only during a specific time period when initiating a transaction. Kraken may cancel any transaction not confirmed by you within the time period.

1.4 Fees. Transactions using the Instant Buy/Sell Services are subject to fees. You are presented with the applicable fees before entering into the transaction. Your confirmation of the transaction constitutes agreement to pay all such applicable fees. You will not be charged any such fees in the unlikely event your transaction is rejected.

1.5 No Guarantee of Instant Buy/Sell Services. While Kraken employs measures to ensure that the Instant Buy/Sell Services are accessible 24 hours a day and 7 days a week, Kraken cannot guarantee uninterrupted or error-free operation of the Instant Buy/Sell Services or that Kraken will correct all defects or prevent third-party disruptions or unauthorized third party access. Kraken may at its sole discretion reject any pending transaction, whether confirmed by the user or not, in the event of such disruptions. Kraken bears no liability for rejecting an Instant Buy/Sell transaction.

Annex F

ADDENDUM: ACH & Credit Card Funding Methods (the "ACH and CC Addendum")

1.1 "Verified External Account" means any account other than your Kraken Account(s) of which you are the beneficial owner. This includes, but is not limited to, payment service accounts,deposit or checking accounts maintained by financial institutions, or Digital Asset Accounts, of which you are the owner. Verified External Accounts may be used to make deposits into your Kraken Account, or to withdraw Funds from your Kraken Account. Periodically, we may require you to verify that your account complies with any and all Kraken AML/KYC requirements.

1.2 General. Kraken may permit you to fund your Kraken Account using ACH and/or a credit card.Your funding of your Kraken Account by ACH and/or credit card, confirms that you have read, understand, and accept all of the terms in this ACH and CC Addendum. This ACH and CC Addendum is subject to the terms and conditions, as they may be updated from time to time, set forth in the Terms of Service.

1.2 ACH Funding Method. You may fund your Kraken Account from a Verified External Account using ACH. Your use of the ACH funding method must comply with any instructions presented to you on the Kraken exchange. Your linked account will be debited when you initiate payment. Your Kraken Account may not, however, reflect credit immediately after you initiate payment.

ACH transfers may be delayed. A contracted third party processor or Kraken may reject the ACH transfer. Kraken is not liable for any delayed or rejected ACH transfer. Funding by ACH is subject to all terms and conditions set forth by your financial institution, and you may incur fees that are charged by your financial institution in conjunction with such funding.

1.3 Credit Card Funding Method. You may fund your Kraken Account from a Verified External Account using a credit card. Your use of the credit card funding method must comply with any instructions presented to you on the Kraken exchange. Your credit card payments may be delayed, or rejected. Delay may occur from, among other things, payment processing timing issues; your credit card company, a third party processor or Kraken may reject your credit card payment. It is your responsibility to monitor your Kraken account in respect of credit card funding. Kraken will not be liable to you for any losses, fees or charges in connection with use of the Credit Card Funding Method. Funding by credit card is, in addition to the terms set forth herein, subject to any applicable terms set forth in your credit card agreement, which may include fees charged by your credit card in conjunction with such funding.

You are liable for any credited amounts in case of a chargeback. If you have set up recurring payments, you irrevocably waive the right to obtain pre-notifications before payments are made. If payment is not possible (e.g., your credit card company declines or rejects the payment), or a chargeback occurs, you will bear any resulting costs (including the original chargeback amount) and you authorise Kraken to execute the payment again at a later time. Each attempted execution is subject to the fees set forth in Section 10 of the Terms of Service. You authorize and grant Kraken the right to deduct costs and fees directly from any assets in your Kraken account without notice.

1.4 Withdrawals. Kraken reserves the right to require that your Kraken Account holds sufficient Funds to cover 1:1 any deposit using ACH or credit card for 120 days post deposit ("Unsecured Deposit Hold"). Your Kraken Account will indicate if such Unsecured Deposit Hold is required. We may permit you to use such Funds to buy, sell, or trade, or in connection with Margin Trading, but you may not withdraw such Funds prior to the resolution of the Unsecured Deposit Hold.

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